Exhibit 23


To Whom It May Concern:                                         January 24, 2001

         The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 24, 2001, on the Financial Statements of COLLEGE SOFTWARE, INC., as of December 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,



/s/ Barry L. Friedman
-----------------------------
Barry L. Friedman
Certified Public Accountant

                                       33